Exhibit 99.1

NEWS RELEASE Company Contact: Tony Trunzo +1 503.498.3547 www.flir.com

FLIR Systems Announces Second Quarter

2005 Financial Results

Revenue Increases 10%; Net Earnings Increase 37%

Management Increases Full Year 2005 Earnings Per Share Guidance

PORTLAND, Ore. — July 21, 2005 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that revenue for the second quarter ended June 30, 2005 increased 10% to $131.0 million from $119.3 million for the second quarter of 2004. Earnings from operations increased 19% to $32.3 million, or 25% of revenue, compared with $27.2 million, or 23% of revenue, for the second quarter of 2004. Net earnings for this year’s second quarter increased 37% to $24.6 million, or $0.31 per diluted share, compared to net earnings for the second quarter of 2004 of $17.9 million, or $0.24 per diluted share. All per share amounts have been adjusted to reflect the 2-for-1 stock split that was effective on February 2, 2005.

For the first six months of 2005, revenue increased 5% to $239.3 million from $228.2 million for the same period last year. Earnings from operations for the first six months of 2005 increased 9% to $53.5 million, or 22% of revenue, from $49.1 million, also 22% of revenue, for the first six months of 2004. Net earnings increased 28% to $39.3 million, or $0.50 per diluted share, compared to net earnings of $30.6 million, or $0.41 per diluted share, for the first six months of 2004.

Revenue from the Company’s Thermography division increased 18% over the second quarter last year, as a result of continued strong demand for the company’s E-Series™ camera line, as well as continued strength in the OEM segment.

Revenue from the Company’s Imaging division increased 6% over the second quarter of last year, reflecting good demand for the company’s large stabilized camera systems, as well as improved demand in the company’s land systems business.

The backlog of orders for delivery within the next twelve months was approximately $170 million at June 30, 2005, compared to $165 million at March 31, 2005.

Cash generated from operations totaled $19 million for the second quarter of 2005, and $31 million for the first six months of the year. At June 30, 2005, the Company had cash and cash equivalents of $108 million. During the quarter, the Company repurchased 1 million shares of its common stock in the open market at an average price of approximately $25.50.

Earl Lewis, President and CEO, stated “After a slow start to the year, we had record orders in our Imaging business and added significantly to long term backlog in the second quarter. We launched several new products, and expanded our internal optics capability with the acquisition of Brysen Optical Corporation, a small maker of advanced optical coatings. Our Thermography Division began test marketing its newest camera series, with encouraging results. Our margins continue to improve, reflecting savings from the integration of our own detectors into our systems and improved production efficiency at our Imaging plants. We are confident in our outlook for the remainder of 2005 and are thus increasing our earnings per share guidance for the year.”

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The Forward Looking Infrared Company

FLIR Systems, Inc. • 27700A SW Parkway Ave • Wilsonville, OR 97070 • USA

Telephone: +1(800) 727.3547 • www.flir.com

FLIR Systems Announces Second Quarter 2005 Financial Results

July 21, 2005

Page Two

Revenue and Earnings Guidance for 2005

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Based on its financial results for the first six months of 2005, and the outlook for the remainder of the year, management currently expects revenue for 2005 to be approximately $545 million to $555 million and net earnings in the range of approximately $1.17 to $1.22 per diluted share. This compares with management’s previous expectations for 2005 of revenue of $545 million to $560 million and earnings per share of $1.12 to $1.18

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the Revenue and Earnings Guidance for 2005 above are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 11:00 am EDT today. A simultaneous web cast of the conference call may be accessed online from the Calendar of Events link at the investor relations page of www.FLIR.com. A replay will be available approximately one hour after the web cast at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21250310 after approximately 1:00 p.m. EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s web site at www.FLIR.com.

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FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue	$130,966	$119,295	$239,283	$228,156
Cost of goods sold	59,639	58,271	109,370	113,712

Gross profit	71,327	61,024	129,913	114,444
Operating expenses:
Research and development	13,970	10,784	27,225	21,382
Selling, general and administrative	25,031	23,026	49,227	43,986

Total operating expenses	39,001	33,810	76,452	65,368
Earnings from operations	32,326	27,214	53,461	49,076
Interest expense	1,972	2,006	3,967	4,107
Other (income) expenses, net	(2,852)	(224)	(3,586)	608

Earnings before income taxes	33,206	25,432	53,080	44,361
Income tax provision	8,634	7,506	13,801	13,752

Net earnings	$24,572	$17,926	$39,279	$30,609

Net earnings per share:
Basic	$0.35	$0.27	$0.56	$0.46

Diluted	$0.31	$0.24	$0.50	$0.41

Weighted average shares outstanding:
Basic	69,519	67,204	69,536	66,815

Diluted	81,990	80,700	82,273	80,197

2004 per share amounts have been adjusted to reflect the two-for-one stock split and the effect of the restatement for the assumed conversion of the convertible notes.

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value) (Unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$107,982	$120,692
Accounts receivable, net	109,092	116,928
Inventories, net	100,067	98,258
Prepaid expenses and other current assets	21,454	21,769
Deferred income taxes, net	9,771	9,771

Total current assets	348,366	367,418

Property and equipment, net	47,930	34,778
Deferred income taxes, net	18,709	12,573
Goodwill	149,475	149,475
Intangible assets, net	43,926	47,180
Other assets	17,791	8,691

	$626,197	$620,115

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,249	$32,321
Deferred revenue	8,250	7,601
Accrued payroll and related liabilities	16,197	22,375
Accrued product warranties	5,581	5,465
Advance payments from customers	3,267	5,009
Other current liabilities	7,335	10,585
Accrued income taxes	2,979	5,626
Current portion of long-term debt	106	105

Total current liabilities	75,964	89,087

Long-term debt	205,720	205,335
Pension and other long-term liabilities	16,668	12,520
Commitments and contingencies
Shareholder’s equity	327,845	313,173

	$626,197	$620,115